Exhibit 10.11

EXECUTION COPY

AMENDED 11-18-2013

August 2, 2013

Mrs. Alane Barnes

1929 Brassfield Rd.

Raleigh, NC 27614

abarnes@biocryst.com

Dear Mrs. Barnes:

On behalf of BioCryst Pharmaceuticals, Inc., a Delaware corporation (“BioCryst” or the “Company”), we are pleased to extend this employment agreement to you as Vice President & General Counsel. We, along with the other members of the Company’s Board of Directors (the “Board”), and the Company’s management team, continue to be very impressed with you and what you bring to the Company. We believe that with your background, you will continue to make significant contributions to the success of the Company.

This letter agreement (the “Agreement”) will serve to confirm our agreement with respect to the terms and conditions of your employment.

1. Term of Employment. Subject to the terms and conditions of this Agreement, BioCryst hereby employs Alane Barnes (the “Employee”), with an effective hire date of September 18, 2006 as Vice President & General Counsel . Employee shall maintain employment at the Company’s Durham, North Carolina . The Employee shall not, during the term of his employment, engage in any other business activity that would interfere with, or prevent him from carrying out, his duties and responsibilities under this Agreement. BioCryst hereby agrees and acknowledges that any compensation which the Employee receives from participation in such allowable activities shall be outside the scope of this Agreement and in addition to any compensation received hereunder. The term of employment of Employee under this Agreement shall commence as of July 29, 2013, and shall terminate on July 29 , 2016 unless earlier terminated in accordance with the provisions of paragraph 4 hereof. In the event Employee is retained by the Company as Vice President & General Counsel past July 29 , 2016, the terms of his employment shall continue to be governed by this Agreement unless otherwise provided by the Board.

2. Basic Full-Time Compensation and Benefits.

(a) As basic compensation for services rendered under this Agreement, Employee shall be entitled to receive from BioCryst, a salary of $19,309.08 per month ($231,709 per

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August 1, 2013

annum) payable in bi-monthly payments for each calendar month during the term of this Agreement, beginning July 29 , 2013. This salary will be reviewed annually by the Board of Directors and may be raised at the discretion of the Board.

(b) In addition to the basic compensation set forth in (a) above, Employee shall be eligible to earn a cash bonus, payable as soon as reasonably practicable in the calendar year following each calendar year during the term of this Agreement, based on the Company’s achievement of performance related goals proposed by management and approved by the Board for the Company’s applicable fiscal year (the “Fiscal Year”). The bonus actually earned, if any, shall be based on a target amount equal to 30% of the base compensation earned by executive during such Fiscal Year (the “Target Amount”), and shall be pro-rated based on the degree to which the performance goals have been achieved, subject to a minimum level of achievement proposed by management and approved by the Board. The Target Amount for the 2013 Fiscal Year shall be prorated based on Employee’s base compensation earned during 2013. The Board may, in its discretion, approve a bonus in excess of the Target Amount if the performance goals have been exceeded. Employee must be employed through April 1, of the next succeeding Fiscal Year in order to receive the annual bonus for each Fiscal Year.

(c) In addition to the basic compensation set forth in (a) and (b) above, Employee shall be entitled to receive such other benefits and perquisites provided to other executive officers of BioCryst which benefits may include, without limitation, reasonable vacation (currently 4 weeks), sick leave, medical benefits, life insurance, and participation in profit sharing or retirement plans.

(d) In addition to the compensation set forth in paragraphs 2(a), (b) and (c) above, the Board of Directors of BioCryst may from time to time, in its discretion, also grant such other cash or stock bonuses to the Employee either as an award or as an incentive as it shall deem desirable or appropriate.

3. Performance Based Equity Awards.

In connection with Employee’s execution of this Agreement, Employee shall be eligible for equity incentive awards as follows:

(a) As part of the BioCryst Pharmaceuticals Performance Management & Compensation Planning program, you will be eligible for additional long term equity awards (mix of stock options and restricted stock awards). The actual equity award pool will be determined each year, with individual equity awards based on Employee performance assessment and results against individual objectives. All equity awards will reflect the specific guidelines of the program, are subject to approval each year by the Compensation Committee of the Board and subject to the requirements of state and federal laws.

Mrs. Alane Barnes

August 1, 2013

(b) The parties intend for the Option to qualify as “incentive stock options,” as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Section 422”) to the fullest extent possible. The parties understand that the portion of the Option, together with the portion of any other incentive stock option granted by BioCryst and its parent and subsidiary corporations, if any, which may become exercisable in any year in excess of an aggregate of $100,000 fair market value, determined as of the date the Option or such other Option, as the case may be, was granted, and may not be treated as an incentive stock option under Section 422.

(c) The award set forth in paragraph 3(a) above will vest, contingent on Employee’s continued provision of services to the Company on each respective vesting date, over a period of 4 years as follows: The Option will initially become exercisable for 25% of the Optioned Shares upon Optionee’s completion of twelve (12) months of Service (as defined in the Standard Stock Option Agreement) measured from the Grant Date and will become exercisable for the balance of the Optioned Shares at the rate of 25% of the Optioned Shares upon Optionee’s completion of each additional year of Service measured from the first anniversary of the Grant Date for the following three years until fully vested on the fourth anniversary of the grant.

(d) The stock option and restricted stock awards set forth in paragraph 3(a ) above shall be granted under and subject to the terms of the BioCryst Pharmaceuticals, Inc. Stock Incentive Plan (the “Stock Incentive Plan”). All awards shall be subject to the terms of specific award agreements between the Employee and the Company, which Employee will be required to execute as a condition of the grants.

4. Termination.

(a) If Employee’s employment is terminated as a result of (i) the expiration of the stated term of this Agreement, (ii) the Employee’s resignation, (iii) the Employee’s death, (iv) by the Company for Cause, or (v) by the Company as a result of Disability, Employee will receive base salary, as well as any accrued but unused vacation (if applicable) and other compensation, earned through the effective termination date, and no additional compensation, except as set forth in Section 4(d) below.

For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Board that Employee’s employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies,

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August 1, 2013

standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer, (vi) failure to satisfactorily perform Employee’s duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) misconduct or gross negligence in connection with the performance of Employee’s duties.

“Disability” shall mean the inability of Employee to perform his duties hereunder by reason of physical or mental incapacity for ninety (90) days, whether consecutive or not, during any consecutive twelve (12) month period.

(b) If the Company terminates Employee’s employment without Cause, it shall provide written notice of termination to Employee, along with any base salary and accrued but unused vacation or other compensation earned through the effective termination date, and, conditioned on Employee (a) signing and not revoking a release of any and all claims, in a form prescribed by the Company, and (b) returning to the Company all of its property and confidential information that is in Employee’s possession, Employee will receive the following: (i) continuation of base salary for 1 year beyond the effective termination date, payable in accordance with the regular payroll practices of the Company; and (ii) if Employee elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following termination of employment, the Company shall pay the monthly premium under COBRA until the earlier of (x) 12 months following the effective termination date, or (y) the date upon which Employee commences employment with an entity other than the Company. Employee will notify the Company in writing within 5 days of your receipt of an offer of employment with any entity other than the Company, and will accordingly identify the date upon which you will commence employment in such writing.

(c) If, during Employee’s employment with the Company, there is a Change of Control, all equity awards granted to Employee under paragraph 3 and otherwise shall vest in full. In addition, if the Company terminates Employee’s employment without Cause or Employee is Constructively Terminated within 6 months of the Change in Control, then Employee will be eligible to receive the benefits provided in paragraph 4(b), under the terms and conditions set forth in that paragraph.

“Change of Control” shall be defined as (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is

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August 1, 2013

to change the State of the Company’s incorporation; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger; (iv) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (v) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

“Constructive Termination” shall mean a resignation of employment within 30 days of the occurrence of any of the following events which occurs within 6 months following a Change of Control: (i) a material reduction in Employee’s responsibilities; (ii) a material reduction in Employee’s base salary, unless such reduction is comparable in percentage to, and is part of, a reduction in the base salary of all executive officers of the Company; or (iii) a relocation of Employee’s principal office to a location more than 50 miles from the location of Employee’s principal office immediately preceding a Change of Control.

(d) If (i) Employee remains an employee of the Company after the expiration of the three year term of this Agreement; and (ii) within 6 months thereafter, Employee resigns as a result of a material and adverse change in the Company’s business, then Employee shall be entitled to receive the severance benefits on the terms and conditions specified in paragraph 4(b) above.

(e) In the event (i) any payments described in paragraphs 4(b), (c) or (d) above would be “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) Employee is a “specified employee” (as defined in Code Section 409A(2)(B)(i)), such payments shall, to the extent required by Code Section 409A, be delayed for the minimum period and in the minimum manner necessary to avoid the imposition of the tax required by Code Section 409A.

Mrs. Alane Barnes

August 1, 2013

5. Non-Competition; Proprietary Information and Inventions.

(a) Proprietary Information and Inventions Agreement. As a condition precedent to the employment of Employee by the Company, Employee shall execute the Company’s standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.

(b) Non-Competition Agreement. The Employee agrees that for one (1) year following the termination of this Agreement by reason of the voluntary termination by the Employee, without cause on the part of BioCryst, the Employee shall not become the Vice President Drug Discovery or become a key executive of another for-profit business enterprise whose activities are at such time directly competitive with BioCryst.

(c) Equitable Remedies. Employee acknowledges and recognizes that a violation of this paragraph by Employee may cause irreparable and substantial damage and harm to BioCryst or its affiliates, could constitute a failure of consideration, and that money damages will not provide a full remedy for BioCryst for such violations. Employee agrees that in the event of his breach of this paragraph, BioCryst will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach, to enforce the specific performance of this paragraph by Employee, and to enjoin Employee from engaging in any activity in violation hereof.

6. Miscellaneous.

(a) Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties relating to the employment of the Employee by BioCryst and there are no terms relating to such employment other than those contained in this Agreement. No modification or variation hereof shall be deemed valid unless in writing and signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(b) Assignability. This Agreement may not be assigned without prior written consent of the parties hereto. To the extent allowable pursuant to this Agreement, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, heirs, successors and assigns.

Mrs. Alane Barnes

August 1, 2013

(c) Notices. Any notice or other communication given or rendered hereunder by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, at the respective addresses of the parties hereto as set forth below.

(d) Captions. The section headings contained herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(e) Taxes. All amounts to be paid to Employee hereunder are in the nature of compensation for Employee’s employment by BioCryst, and shall be subject to withholding, income, occupation and payroll taxes and other charges applicable to such compensation.

(f) Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama without respect to its conflicts of law principles.

(g) Date. This Agreement is dated as of July 29, 2013.

Mrs. Alane Barnes

August 1, 2013

If the foregoing correctly sets forth our understanding, please signify your acceptance of such terms by executing this Agreement, thereby signifying your assent, as indicated below.

Yours very truly,

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon Stonehouse
Jon Stonehouse
Chief Executive Officer

Address:
4505 Emperor Blvd., Suite 200
Durham, NC 27703

Cc: Robert C. Stoner, Vice President Human Resources

AMENDED, AGREED AND ACCEPTED, as of this 18th day of November, 2013.

/s/ Alane Barnes
Alane Barnes

Address:

1929 Brassfield Rd.
Raleigh, NC 27614

EXECUTION COPY

Exhibit A

(Proprietary Information and Inventions Agreement)

EMPLOYEE’S PROPRIETARY INFORMATION AND INVENTIONS

AGREEMENT

I, Alane Barnes, recognize that BioCryst Pharmaceuticals, Inc., a Delaware corporation (hereinafter the “Company”, is engaged in a continuous program of research, development, and product; on respecting its business, present and future, including fields generally related to its business.

I understand that:

A. As part of my employment by the Company I will faithfully and diligently serve and endeavor to further and safeguard the interests of the Company and I recognize that I am expected to make new contributions and inventions of value to the Company;

B. My employment creates a relationship of confidence and trust between me and the Company with respect to any information:

1. Applicable to the business of the Company: or

2. Applicable to the business of any client or customer of the Company which may be made known to me by the Company or by any client or customer of Company or learned by me during the period of my employment.

C. The Company possesses and will continue to possess information that has been created, discovered, developed, or otherwise become known to the Company (including without limitation information created, discovered, developed, or made known by me during the period of or arising out of my employment by the Company) and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is or may be engaged. All of the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation Proprietary Information includes trade secrets, processes, formulas, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, and customer lists.

In consideration of my employment or continued employment, as the case may be, by the Company and the compensation received by me from the Company from time to time. I hereby agree as follows:

1. All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights, title and interest in connection therewith. I hereby assign to the Company any and all rights I may have or acquire in such Proprietary Information and/or patents. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

2. I agree that, during the period of my employment by the Company, I will not, without the Company’s express prior written consent, engage in any employment or consulting other than for the Company. In the event of the termination of my employment by me or by the Company for any reason, I will promptly deliver to the Company all documents and data of any nature pertaining to my work with the Company and I will not take with me any documents or data of any description or any reproduction of any description containing or pertaining to any Proprietary Information.

Mrs. Alane Barnes

August 1, 2013

3. I will promptly and fully disclose to the Company, or any persons designated by it, all improvements, inventions, formulas, processes, techniques, know-how, and data, whether or not patentable, copyrightable, or otherwise protectible as property, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment by the Company which are related to or useful in the business of the Company, or result from tasks assigned me by the Company or result from use of premises owned, leased, or contracted for by the Company (all said improvements, inventions, formulas, processes, techniques, know-how, and data shall be collectively hereinafter called “Inventions”). I agree to keep complete, accurate, and authentic accounts, notes, data, and records of all Inventions in the manner and form requested by the Company, which accounts, notes, data, and records shall be and remain the sole property of the Company. I agree to surrender the same promptly to the Company upon its request or, in the absence of such a request, upon the termination of my employment by the Company.

4. I agree that all Inventions are and shall be the sole property of the Company and its assigns, and that the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any and all rights I may have or acquire in or to such Inventions and patents. I further agree as to all such Inventions to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, including amendments, extensions, and continuations of said patents on said Inventions in any and all countries, and to that end I will execute all documents for use in applying for and for obtaining such patents, amendments, extensions, and continuations and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents, amendments, extensions, and continuations for such Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance.

5. As a matter of record I attach hereto a complete list of all Inventions or improvements relevant to the subject matter of my employment by the Company which have been conceived, made, or reduced to practice by me, alone or jointly with others, prior to my engagement by the Company which I desire to remove from the operation of this Agreement. I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.

6. I represent that my performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence Proprietary Information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree that I will not enter into, any agreement either written or oral, in conflict herewith.

7. I understand that, as part of the consideration of the offer of employment extended to me by the Company or of my continued employment by the Company, as the case may be, I will not bring, have not brought, with me to the Company and I will not use, have not used, in the performance of my responsibilities at the Company, materials or documents of a former employer, unless I have obtained written authorization from the former employer for their possession and use. Accordingly, this is to advise the Company that the only materials that I will bring to the Company or use in my employment are identified on the attached sheet (Exhibit A) and, as to each such item, I represent that I have obtained, prior to the effective date of my employment with the Company, written authorization for their possession and use in my employment with the Company. I also understand that, in my employment with the Company. I am not to breach any obligation of confidentiality that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with the Company.

Mrs. Alane Barnes

August 1, 2013

8. This Agreement shall be effective as of the first day of my employment by the Company, namely: September 8, 2006. I understand and agree that this Agreement is not a contract of employment and that my employment by the Company is, for all purposes, “at will.”

9. This Agreement shall be binding upon me, my heirs, executors, assigns, administrators, and other legal representatives and shall inure to the benefit of the Company, its successors and assigns.

DATED:	Employee:

ACCEPTED AND AGREED TO:

BIOCRYST PHARMACEUTICALS, INC.

BY:
AS ITS: Vice President of Human Resources

Dated:

BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, NC 27703

Dear Sir:

I                     propose to bring to my BioCryst employment the following tangible materials and previously unpublished documents, which materials and documents may be used in my BioCryst employment:

No materials	See below	Additional sheets attached

The signature below by a representative of my current or former employer confirms that my continued possession and use of these materials is authorized.

AUTHORIZATION:

Signature
Title:

Employer

Employee